Filed Pursuant to Rule 424(b)(3)
File No. 333-109708
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated April 25, 2005)
CYTRX CORPORATION
Common Stock
Warrants
     This Prospectus Supplement supplements our Prospectus dated April 25, 2005. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our Prospectus.
Selling Securityholders
     The table beginning on page 21 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement as follows:
     (A) Enza Vitiello transferred a warrant for the purchase of 13,612 shares of our common stock registered by this Prospectus to Alfred J. Ricarrdi;
     (B) EPM Holdings AG transferred a warrant for the purchase of 7,146 shares of our common stock registered by this Prospectus to Interglobe Finance SA;
     (C) EPM Elektro Produktions Machinen AG transferred a warrant for the purchase of 7,146 shares of our common stock registered by this Prospectus to Interglobe Finance SA;
     (D) OTAPE LLC transferred a warrant for the purchase of 27,224 shares of our common stock registered by this Prospectus to OTA LLC;
     (E) Omicron Master Trust transferred a warrant for the purchase of 69,749 shares of our common stock registered by this Prospectus to Portside Growth and Opportunity Fund;
     (F) Omicron Master Trust transferred a warrant for the purchase of 32,338 shares of our common stock registered by this Prospectus to Rockmore Investment Master Fund Ltd.;
     (G) North Olmstead Partners, L.P. transferred a warrant for the purchase of 68,058 shares of our common stock registered by this Prospectus to Crestview Capital Master, LLC; and
     (H) PTJP Partners L.P. transferred a warrant for the purchase of 59,270 shares of our common stock registered by this Prospectus to Jason & Argos Partners Holding.
     As a result of the foregoing transfers, Alfred J. Ricarrdi, Interglobe Finance SA, OTA LLC, Rockmore Investment Master Fund Ltd., Crestview Capital Master, LLC and Jason & Argos Partners Holding shall henceforth be treated as additional selling securityholders for purposes of the Prospectus. The information regarding selling securityholders in the Prospectus is revised and supplemented to reflect the transfers described in the preceding paragraphs. The beneficial ownership information for the selling securityholders listed below is as of May 16, 2007.

						Beneficial Ownership
	Beneficial Ownership Before Offering(1)					After Offering (1)(3)
				Number of
	Number of			Shares Being		Number
	Shares		Percent (2)	Offered		of Shares	Percent (2)
Alfred J. Ricarrdi	13,612	(4)	*	13,612	(4)	0	*
Interglobe Finance SA	5,096	(5)	*	5,096	(5)	0	*
OTA LLC	149,175	(6)	*	27,224	(6)	121,951	*
Portside Growth and Opportunity Fund	1,089,563	(7)	1.2	103,778	(7)	985,785	1.1
Rockmore Investment Master Fund Ltd.	165,621	(8)	*	32,338	(8)	133,283	*
Crestview Capital Master, LLC	1,513,758	(9)	1.7	136,116	(9)	1,377,642	1.6
Jason & Argos Partners Holding	32,382	(10)	*	32,382	(10)	0	*

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 86,813,178 shares outstanding on May 7, 2007, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Represents warrants to purchase 13,612 shares of our common stock.

(5)	Represents shares received upon the exercise of warrants to purchase 14,292 shares of our common stock.

(6)	Includes 27,224 shares of our common stock issuable upon exercise of warrants included in this prospectus. Ira Leventhal, a managing member of the selling securityholder, has voting and investment control over the reported securities.

(7)	Includes 859,563 shares of our common stock issuable upon exercise of warrants, which includes 103,778 shares of our common stock issuable upon exercise of warrants included in this prospectus. Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares to be offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside Growth and Opportunity Fund through this prospectus.

(8)	Represents 165,621 shares of our common stock issuable upon exercise of warrants, which includes 32,338 shares of our common stock issuable upon exercise of warrants included in this prospectus. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of May 16, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(9)	Represents 1,513,758 shares of our common stock issuable upon exercise of warrants, which includes 136,116 shares of our common stock issuable upon exercise of warrants included in this prospectus. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(10)	Represents shares received upon the exercise of warrants to purchase 59,270 shares of our common stock.
     Neither Alfred J. Ricarrdi, Interglobe Finance SA, OTA LLC, Portside Growth and Opportunity Fund, Rockmore Investment Master Fund Ltd., Crestview Capital Master, LLC nor Jason & Argos Partners Holding has had any material relationship with us or any of our affiliates within the past three years.
* * * * *
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is June 12, 2007.

3